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                                                                      EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT


1. Preem Petroleum AB, a corporation organized under the laws of the Kingdom of Sweden

2. Preem Finans AB, a corporation organized under the laws of the Kingdom of Sweden

3. Preem Industriholding AB, a corporation organized under the laws of the Kingdom of Sweden

4. Skandinaviska Raffinaderi AB, a corporation organized under the laws of the Kingdom of Sweden, which does business under the name Scanraff